Exhibit 10.1

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (the “Agreement”) effective as of March 21, 2012 (the “Effective Date”) is entered into by and between Corcept Therapeutics Incorporated, a Delaware corporation located at 149 Commonwealth Drive, Menlo Park, CA 94025 (“Corcept”) and Formulation Technologies, LLC D/B/A PharmaForm, LLC a Texas Limited Liability corporation located at 11501 Domain Drive, Suite 130, Austin, TX 78758 (“PharmaForm”). Corcept and PharmaForm are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas:

I.	Corcept and PharmaForm have entered into a Development Agreement (“Development Agreement”) dated December 14, 2006 regarding an immediate release dosage form of Mifepristone;

II.	Pursuant to, and in connection with, the Development Agreement, the Parties have agreed that PharmaForm shall manufacture Product (as defined below) for Corcept for commercial pharmaceutical purposes, as set forth herein.

Now therefore, in consideration of the foregoing recitals, and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the meaning set forth below.

1.1	“Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2	“Analytical Method” means a documented procedure to perform an analytical test related to the specifications of the Product.

1.3	“Applicable Law” means all laws, ordinances, rules and regulations within the United States applicable to the manufacturing, processing and supply of Product, including, without limitation, (i) all applicable federal, state and local laws and regulations of each the United States; (ii) the rules and regulations of applicable Regulatory Authorities, and (iii) cGMP.

1.4	“Batch” means a manufactured immediate release formulation tablets containing the Compound that equals [***] tablets.

1.5	“CMR” means Commercial Master Record. The Commercial Master Record is a controlled document which is mutually approved by both PharmaForm and Corcept and consists of the formulation of the Product, listing of the equipment required to produce the Product, and explicit instructions for manufacturing the Product. A controlled copy of the Commercial Master Record is used to document the lot numbers and quantities of the components used in manufacturing a specific lot of the Product and for documenting the execution of the process steps required to produce the Product.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.6	“cGMP” means the then current Good Manufacturing Practice as defined in 21 CFR 210 and 211, the International Conference on Harmonization (“ICH”) guide Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” (“API”) as applied to the manufacture, testing, and quality control of APIs and similar requirement of other Regulatory Authorities, as amended from time to time.

1.7	“Compound” means the API known as mifepristone as acquired and supplied to PharmaForm by Corcept.

1.8	“Confidential Information” means all such information furnished by the Disclosing Party, its representatives or Affiliates to the Receiving Party, or any of its respective representatives or Affiliates, whether furnished before, on or after the Effective Date and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner and includes, but is not limited to, patents, patent applications, inventions, analyses, business or technical information, know-how, trade secrets, copyrights, trademarks, trade names, designs, concepts, technical information, manuals, and instructions.

1.9	“Corcept Technology” means all foreign and domestic patents, patent applications, patent rights, know-how, trade secrets, copyrights, technical data, inventions (whether patentable or not), discoveries, designs, specifications (including, but not limited to, Specifications), standard operating procedures, plans, works of authorship, techniques, methods, processes, test procedures, manufacturing instructions, cleaning procedures and all other scientific or technical information or materials, which as of the Effective Date, are owned or controlled by Corcept or an Affiliate and pertain to the Product.

1.10	“Disclosing Party” means the Party that has furnished Confidential Information.

1.11	“Facility” means a PharmaForm manufacturing establishment maintaining a current FDA Establishment Registration and located at 11501 Domain Drive, Suite 130, Austin, TX 78758.

1.12	“[***] Sub Lot” means the portion of the process for making the Compound into a tablet which consists of [***]

1.13	“Latent Defect” means a Nonconformity that was (i) not reasonably discoverable within the period specified in 8.3 using the quality control procedures outlined in the Specifications or the Quality Assurance Agreement; (ii) are attributable to PharmaForm’s manufacture of the Product, and not to the improper handling or storage of Product; and (iii) could not reasonably been deemed to have occurred after delivery of Product to the carrier.

1.14	“Nonconformity” means a characteristic, factor or circumstance related to the Product which does not conform to the Specifications.

1.15	“PharmaForm Technology” means all foreign and domestic patents, patent applications, patent rights, know-how, trade secrets, copyrights, technical data, inventions (whether patentable or not), discoveries, designs, specifications, standard operating procedures, plans, works of authorship, techniques, methods,

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processes, test procedures, manufacturing instructions, cleaning procedures and all other scientific or technical information or materials, which as of the Effective Date, are owned or controlled by PharmaForm or an Affiliate and pertain to the Product.

1.16	“Price” shall mean the quantity of compensation for the manufacturing of the Product, including [***]

1.17	“Product” shall mean immediate release formulation tablets containing the Compound that is manufactured for pharmaceutical commercial use under this Agreement.

1.18	“Production Scale” means one (1) Batch produced [***]

1.19	“Quality Service Agreement” shall mean the specific quality parameters for the manufacturing process and the Product as well as which party is responsible for the execution of the parameters as agreed to by the Parties and defined in Appendix V hereto.

1.20	“Receiving Party” shall mean the Party that has received Confidential Information.

1.21	“Regulatory Authority” means any governmental regulatory authority within a country of the Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of drug products, including, but not limited to, the Food and Drug Administration (“FDA”), Health Canada, the Therapeutic Goods Administration and The European Agency for the Evaluation of Medicinal Products.

1.22	“Specifications” shall mean the specifications of the Product set by Corcept and defined in Appendix I hereto.

1.23	“Stability Testing” shall mean the storage of the Product in defined packaging configurations, under controlled temperature and humidity conditions, for the purpose and execution of periodic testing of the Product according to any protocol approved by both Parties.

2.	Manufacture and Supply

2.1	From time to time during the course of this agreement and subject to the terms and conditions set forth herein, PharmaForm shall manufacture Product for Corcept.

2.2	The responsibilities of the Parties concerning the quality of the Product shall be set forth in the Quality Assurance Agreement.

2.3	PharmaForm agrees to maintain FDA Establishment Registration and to deliver to Corcept the Product per the Specifications.

2.4	Corcept agrees to take delivery of the Product under the terms and conditions set forth in this Agreement.

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3.	Supply; Forecast; Orders

3.1	Corcept will provide its management’s best quarterly estimates, on or before [***]

3.2	From time to time during the duration of this agreement, Corcept may request the manufacture of Product by PharmaForm by submitting purchase orders. All purchase orders are irrevocable and may only be modified by mutual written agreement of the Parties. All requests for manufacturing of Product must be made, at a minimum, [***] calendar days prior to the requested shipment date. Each purchase order shall specify the quantity of Product ordered, requested delivery date and address for delivery. Any different or additional terms shall not be binding on PharmaForm unless expressly agreed in writing by PharmaForm. In the event of a conflict between the terms of any such purchase order and this Agreement, this Agreement shall control.

3.3	Corcept agrees to supply or have supplied to PharmaForm sufficient quantities of Compound to allow PharmaForm to manufacture Products ordered by Corcept pursuant to Section 3.2. Corcept shall deliver such Compound to PharmaForm at the Facility. Such Compound will remain the property of Corcept at all times, and title to all Product shall vest in Corcept on its creation. Corcept shall bear the risk of loss of both Compound and Product unless such loss is caused by the willful misconduct or gross negligence of PharmaForm.

3.4	PharmaForm shall, by the terms of each purchase order, ensure for the timely manufacture and shipment of the requested quantity of Product to Corcept. In the event that a Corcept purchase order should exceed the estimated manufacturing volume forecasted by Corcept pursuant to Section 3.1 above, PharmaForm shall supply the forecast amount, and shall use commercially reasonable efforts to manufacture all requested Product in excess of the forecast amount. In the event that PharmaForm does not have the ability, or does not fulfill an order to manufacture in excess of Corcept’s most recent forecast, PharmaForm assumes no financial or legal liability related to any impact to Corcept’s ability to operate or resulting legal or financial liabilities incurred by Corcept should Corcept be unable to deliver sufficient final commercial product to the market in a timely manner.

3.5	PharmaForm shall confirm all purchase orders in writing or via email within three (3) days after receipt.

3.6	In case of reduction of quantity to deliver and/or delay of delivery date due to a Force Majeure as specified in Section 14, PharmaForm shall state the reasons which led to the reduction of quantity or delay of supply past the given delivery date. The Parties will reasonably cooperate to find a solution, which conforms to the requirements of Corcept and the capability of PharmaForm to ensure the supply of Product to Corcept.

3.7	Corcept may from time-to-time request PharmaForm to conduct Stability Testing for the Product. Corcept will submit purchase orders for Stability Testing as needed to PharmaForm. The cost for Stability Testing shall be the cost listed in Appendix III.

3.8	Performance by PharmaForm. PharmaForm shall not delegate its responsibilities under this Agreement to any third parties, including any Affiliates of PharmaForm without the prior written permission of Corcept. In the event Corcept agrees to such a delegation of PharmaForm’s responsibilities under this Agreement, PharmaForm shall ensure such third party complies with the terms and conditions of this Agreement.

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4.	Price; Quantities

4.1	The Price payable by Corcept to PharmaForm for the Product supplied hereunder shall be the Price listed in Appendix II and as modified per Section 4.2.

4.2	After the [***] anniversary of this Agreement, the price charged by PharmaForm to Corcept may be adjusted on an annual basis as set forth in this Section 4.2. The first price adjustment shall be effective on [***]and subsequent price adjustments shall be effective on each anniversary thereof, provided that PharmaForm provide Corcept at least ninety (90) days written notice of any such price adjustment. Any increase in Price contemplated under this Article 4.2 shall not exceed: [***]

4.3	Unless otherwise specified by Corcept, certain materials required for manufacture and testing of Product identified in Appendix IV (“Corcept Starting Materials”) will be purchased by PharmaForm after pre-approval by Corcept, from mutually agreed vendors, tested and released according to agreed specifications, and Corcept shall reimburse PharmaForm for PharmaForm’s out-of-pocket costs for such Corcept Starting Materials. Any other materials required for manufacture and testing of Product will be purchased by PharmaForm (“PharmaForm Starting Materials”) from mutually agreed vendors, tested, and released according to the Specifications.

5.	Terms of Payment

5.1	Payment for the cost for manufacturing will be made within thirty (30) days after receipt of delivery of the Product and invoice.

5.2	Prices are exclusive of any sales or value-added taxes, duties or other taxes. Corcept shall pay all taxes incurred due to the sale or delivery of Product hereunder, except for any taxes based on the income of PharmaForm.

5.3	If Corcept fails to pay any invoice under this Agreement when due, and does not cure such failure within fifteen (15) days after written notice thereof, then PharmaForm may charge interest on the unpaid balance at a rate equal to the lesser of [***] per month or the maximum rate permitted under applicable law, and PharmaForm may require payment in advance of shipment of Products until such time as payment of the outstanding balance is made in full.

6.	Terms of Delivery

6.1	PharmaForm shall deliver Product to the carrier selected by Corcept, and Corcept shall bear all risk of delay, damage or loss of any manufactured Product during transport and shall be responsible for any costs related to transportation and/or insurance during transport of the Product. Corcept shall instruct the delivery destination of the Product in each purchase order. For any shipment of Product outside of the United States, Corcept shall be the exporter of record and responsible for all costs, required documentation and legal representations.

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7.	Change Management

If during the course of this Agreement, a change in Specifications, Production Scale or Analytical Methods is requested by Corcept (for example due to regulatory agency request) the Parties will mutually evaluate the potential effect of such change on the Product to any Analytical Methods and the CMR. The changes must be agreed to by both Parties with a minimum of [***] days prior to the shipment of Product with new Specifications with PharmaForm’s consent not being unreasonably withheld. Prior to the manufacturing of Product under any such changed Specification, Production Scale or Analytical Method, the Parties agree to amend this agreement to address any additional costs to PharmaForm to implement such changes, and any changes to the Price necessary to implement such changes.

8.	Specification, Quality Control, Warranty

8.1	All Product delivered by PharmaForm shall be in conformance with the Quality Assurance Agreement, the Specifications and any Applicable Laws.

8.2	PharmaForm shall be responsible for release testing of each Batch of Product. PharmaForm will provide a Certificate of Analysis (“CoA”) with each batch or lot of Product. The CoA will include a Product batch or lot number, the Specification and associated result of each analytical test performed on the Product and other information required under the Applicable Laws.

8.3	Corcept shall have [***] days from the receipt of Product to inspect the Product and/or perform or have performed any or all of the quality control procedures outlined in the relevant Specifications or the Quality Assurance Agreement to determine if the Product meets the Specifications. If Corcept has evidence to indicate that Product does not meet the Product Specifications, the Quality Assurance Agreement or Applicable Law and therefore contains a Nonconformity (such product being a “Defective Product”), Corcept shall promptly notify PharmaForm in writing and PharmaForm shall retest retained samples of such Product. Any Defective Product shall, at PharmaForm’s sole discretion and expense, either (i) be returned to PharmaForm within a reasonable period of time, or (ii) destroyed in accordance with Applicable Law. If the results of such retesting confirm that such Defective Product does not meet Product Specifications, the Quality Assurance Agreement or Applicable Law, and provided Corcept can certify in writing that the Defective Product was at all times during shipment and after receipt by Corcept, or its designated agent, handled and stored in accordance with cGMP and the recommended storage conditions, PharmaForm shall promptly [***]. The cost to Corcept for any Replacement Product shall be as set forth in Section 4.1.

8.4	In the case of Product with a Latent Defect, Corcept shall promptly, and in no event more than [***] business days after discovery or notification of such Latent Defect, notify PharmaForm of such Latent Defect. After the delivery of the Product, PharmaForm shall have no responsibility for Product with Latent Defects discovered after the expiration of the known shelf life of the Product which has been established by stability studies and agreed by the applicable regulatory agency. The replacement of Product with a Latent Defect and the cost incurred with such replacement shall be as set forth in Section 8.3 of this Agreement.

8.5	Quality Assurance Agreement. Within thirty (30) days after the Effective Date, the Parties shall execute a Quality Assurance Agreement in substantially the form attached to this Agreement as Exhibit V. The Quality Assurance Agreement

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shall in no way determine liability or financial responsibility of the Parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Assurance Agreement in relation to quality issues, the Quality Assurance Agreement shall control; in all other cases, the terms and conditions of this Agreement shall control.

9.	Technology Licenses; Intellectual Property Ownership.

9.1	Licenses

Corcept hereby grants to PharmaForm a non-exclusive, royalty-free license to use the Corcept Technology, without the right to sublicense, solely for the purpose of performing its obligations under this Agreement and solely during the term of this Agreement. On termination or expiration of the Agreement for any reason, all such licenses granted by Corcept to PharmaForm shall be terminated.

9.2	Intellectual Property Ownership

(a)	All Corcept Technology is and shall remain the sole property of Corcept. PharmaForm shall use the Corcept Technology solely for the purposes of performing under this Agreement.

(b)	This Agreement is for the manufacture of the Product in accordance with previously developed processes and procedures. Any modifications to such processes and procedures, and the ownership of any intellectual property rights therein, would be covered under a separate written agreement between the parties.

10.	Records and Regulatory Matters.

10.1	Batch Records and Data. If requested, PharmaForm shall at its expense provide Corcept or its designee with one properly completed copy of the batch records prepared for each batch of Product released by PharmaForm’s quality control group. PharmaForm will provide additional copies at Corcept’s expense.

10.2	Recordkeeping. PharmaForm shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to its performance under this Agreement, including all information required to be maintained by all Applicable Laws and any Regulatory Authority. Such information shall be maintained in forms, notebooks and records for a period of at [***] years or longer if required by Applicable Laws.

10.3	Audits.

10.3.1	During the term of this Agreement, duly-authorized employees, agents and representatives of Corcept shall be granted access to the Facility once per calendar year as per the terms of the Quality Assurance Agreement for the purpose of inspecting and verifying that PharmaForm is complying with Applicable Laws, the Specifications and the Batch records. PharmaForm shall make all records regarding its performance under this Agreement reasonably available for inspection by Corcept at such audits, as well as any records relating to performance of any third parties that are performing under this Agreement or supplying materials or ingredients to be used in the performance of this Agreement. Corcept

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shall have the right to perform additional audits as mutually agreed, with PharmaForm’s consent not being unreasonably withheld, solely to the extent necessary to address specific quality problems with the Product, however such problems are identified. Corcept shall also have the right to verify the quantity of Corcept Starting Materials remaining, any Product on-site and any materials owned by Corcept at PharmaForm. PharmaForm shall cooperate with the auditors for a reasonable length of time. Furthermore, PharmaForm shall submit to inspections by any Regulatory Authority as may be required by Applicable Law or requested by such Regulatory Authority. In the event that deficiencies in meeting with the requirements of this Agreement are discovered by Corcept or such Regulatory Authority and reported to PharmaForm, PharmaForm shall respond within a reasonable period of time to Corcept with a written plan for corrective action, and shall execute such plan as mutually agreed or as required by Applicable Law.

10.3.2	During the term of this Agreement and not more than once in a twelve month period, subsequent to [***] and during a year in which the Parties have agreed to an increase in Price, PharmaForm agrees that Corcept shall have the right, on at least [***] business days’ written notice, at Corcept’s own expense, to have an independent, third party licensed CPA, reasonably acceptable to PharmaForm, to audit PharmaForm’s books and records pertaining to the acquisition of all raw materials, regulatory compliance costs, and allocated labor directly associated with manufacturing and processing of Product in conjunction to supply price adjustment under Section 4.2. Audits of this nature will take place during regular business hours and last no longer than 10 business days.

10.4	Inspection of Processing. Corcept’s representatives may elect to be on-site for consultation during a regulatory inspection specifically related to the Product. Direct interaction with Regulatory Authorities shall be the sole responsibility of PharmaForm personnel. Corcept shall indemnify and hold harmless PharmaForm for any action or activity of such representatives while on PharmaForm’s premises, that causes any change or modification to Analytical Methods or CMRs resulting in any deviation, NCE or investigation or that results in any injury or damage to person or property, except to the extent arising from PharmaForm’s negligence or breach of this Agreement.

10.5	Governmental Inspections and Requests. PharmaForm shall promptly, within [***] business days, advise Corcept in writing if an authorized agent of any Regulatory Authority intends to visit the Facility. Such notification shall occur in advance if PharmaForm is provided any advance notice. If PharmaForm is not provided any advance notice, such notification shall occur as soon as reasonably possible. PharmaForm shall furnish to Corcept a copy of any report issued by such Regulatory Authority within [***] days of PharmaForm’s receipt of such report in the event that such report relates to or may reasonably be deemed to impact Corcept, the Compound, the Product or the manufacture or processing of the Product. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit PharmaForm’s books and records with respect to the Facility or the Product, PharmaForm shall promptly, within[***]business days, provide written notification to Corcept, and shall provide Corcept with a copy of any written document received from such Regulatory Authority as it relates to the Product. PharmaForm will additionally notify Corcept in writing of any and all

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inspections of the Facility by any third party other than a Regulatory Authority that could in any way be reasonably deemed to affect PharmaForm’s ability to supply Product in a timely fashion.

10.6	Recall. In the event PharmaForm believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, PharmaForm shall as soon as is practicable and in any event within [***], notify Corcept in writing of such belief and provide a reasonable detailed description of the reasons for it. PharmaForm will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Corcept, unless otherwise required by Applicable Laws. In the event Corcept believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to a Product provided under this Agreement, Corcept shall immediately notify PharmaForm in writing and PharmaForm shall provide all necessary cooperation and assistance to Corcept. Corcept shall bear the cost of, and shall reimburse PharmaForm for expenses incurred in connection with, any recall, field alert, Product withdrawal or field correction related to the Product unless such recall, field alert, Product withdrawal or field correction is caused primarily by PharmaForm’s breach of its obligations under this Agreement or Applicable Laws. Failure to supply Product that complies with the terms of this Agreement, or its negligence or willful misconduct, in which case, such cost shall be borne by PharmaForm. For purposes hereof, such cost to PharmaForm shall be limited to reasonable, actual and documented administrative costs incurred by Corcept for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Section 8.

10.7	Quality Assurance Agreements. All records and regulatory matters shall be compliant with the Quality Assurance Agreement and with 21 CFR and any other Applicable Laws.

11.	Indemnification

11.1	Corcept shall defend, indemnify and hold harmless PharmaForm, its affiliates and their respective directors, officers, employees, and agents, and their respective successors and permitted assigns (the “PharmaForm Indemnitees”), from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from:

(a)	Corcept’s or its Affiliate’s, licensee’s or sublicensee’s use, sale, testing or development of the Product;

(b)	a material breach by Corcept of any of its representations, warranties, covenants, agreements or obligations under this Agreement; and

(c)	the negligence, recklessness or willful misconduct of Corcept in the performance of its other obligations under this Agreement; provided, however that the foregoing indemnity obligations of Corcept pursuant to this Section 11.1 shall not apply to the extent of any Losses subject to an indemnity obligation pursuant to Section 11.2 below.

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11.2	PharmaForm shall defend, indemnify and hold harmless Corcept, its affiliates and their respective directors, officers, employees, and agents and their respective successors and permitted assigns (the “Corcept Indemnitees”), from and against all any and all Losses arising out of or resulting from:

(a)	a material breach by PharmaForm of any of its representations, warranties, covenants, agreement or obligations under this Agreement;

(b)	any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights directly related to PharmaForm Technology; and

(c)	the negligence, recklessness or willful misconduct of PharmaForm in its Service including the manufacture or processing of Product or in the performance of any of its other obligations under this Agreement; provided, however, that the foregoing indemnity obligations of PharmaForm pursuant to this Section 11.2 shall not apply to the extent of any Losses subject to an indemnity obligation under 11.1 above.

11.3	Each Party agrees to give the other Party: (a) prompt written notice of any claims made for which one Party knows or reasonably should know the other Party reasonably may be liable under the foregoing indemnification; and (b) the opportunity to defend, negotiate, and settle such claims.

11.4	Each Party shall provide the other Party with all information in its possession, all authority and all assistance necessary (at the expense of the other Party) to enable the other Party to carry on the defense of such suit; provided, however that each Party reserves the right to retain its own counsel to defend itself in such suit.

11.5	Neither Corcept nor PharmaForm shall compromise or settle any claim or liability without prior written consent of the indemnifying Party.

11.6	OTHER THAN WITH RESPECT TO A BREACH OF CONFIDENTIALITY OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY, INCLUDING ITS AFFILIATES, BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES OF THE OTHER PARTY, WHETHER BASED UPON CONTRACT, NEGLIGENCE, OR OTHER THEORY OF LAW.

12.	Term

This Agreement shall become effective on the Effective Date and shall continue for an initial period of two (2) years. It shall be automatically extended for additional one (1) year periods unless one Party gives six (6) months’ prior written notice that it does not want such an extension.

13.	Termination for Cause

13.1	In the event that either Party should commit a breach of any of its obligations under this Agreement, and shall have not cured such breach within [***] days after receipt of written notice of breach from the other Party, then such other Party shall have the right to terminate this Agreement immediately by written notice.

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13.2	In the event that either Party should become insolvent or make an assignment for the benefit of creditors or proceedings in voluntary or involuntary bankruptcy should be instituted against it or a receiver or trustee of its property should be appointed, then the other Party shall have the right to terminate this Agreement forthwith by written notice.

13.3	In the event that PharmaForm is not able to manufacture the Product according to the Specifications stated in Appendix I or for any reason should be unable (including but not limited to cases of Force Majeure) to supply the Product for a consecutive [***] month period or for a total of [***] months non-consecutively in one calendar year (whether in the quantities ordered or at all), Corcept shall have the right to terminate this Agreement forthwith by written notice. The right to terminate is in addition to any other remedy available at law or in equity.

13.4	In the event that PharmaForm shall fail to promptly secure or renew any license, registration, permit, authorization, or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization, or approval is revoked or suspended and not reinstated within [***] days or if reinstatement is not possible within [***] days, diligent efforts are not being made by PharmaForm to effect such reinstatement, then Corcept shall have the right to terminate this Agreement immediately by written notice.

13.5	On termination or expiration of this Agreement, PharmaForm shall take reasonable measures to cease any ongoing production of Product and limit further expenses associated with such ongoing production. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of any termination or expiration, PharmaForm shall promptly return (1) any remaining inventory of Compound or other materials received from Corcept (including the Corcept Starting Materials), (2) all remaining inventories of Product (subject to payment by Corcept of the applicable Price for such Product), and (3) any other Product or material being stored for Corcept, to Corcept at Corcept’s expense, but not including the PharmaForm Starting Materials.

14.	Force Majeure

If a Party is delayed in fulfilling any of the terms and conditions hereunder due to acts of God, war, prohibitions on exports or imports, fires, floods, strikes, sabotage, civil commotion or riots, earthquakes, or any other cause beyond such Party’s reasonable control, time for such performance by such Party shall be extended by the period of time equal to the liability to the other Party, by reason of such delay in performance. Once the force majeure cause ceases to exist, all terms and conditions of this Agreement will again prevail. Notwithstanding the foregoing, if a Party fails, for a period of at least sixty (60) days, to fulfill any of its obligations under this Agreement due to a force majeure event, the other Party may terminate this Agreement pursuant to Section 13.3.

15.	Hardship

If, at any time during the term of this Agreement, there is a substantial change in the economic, technological or market situation which will make the performance of this Agreement unrealistic or exceedingly unfair by either Party, aggrieved Party can request a meeting with the other Party to discuss the situation, but there is no obligation to adjust the terms of this Agreement.

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16.	Confidentiality

16.1	Except as expressly allowed in this Agreement, the Receiving Party will hold in confidence and not disclose any Confidential Information of the Disclosing Party during the term of this Agreement and for a period of seven (7) years thereafter. Except as expressly provided in this Agreement, the Receiving Party agrees not to use the Confidential Information of the Disclosing Party for any commercial purpose, except for the exercise of its rights or performance of its obligations under this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Section 16, and (C) agree to be bound by the terms of this Article.

16.2	The Receiving Party shall not be obligated under this Section 16 with respect to any information the Receiving Party can document:

(a)	is or has become publicly available through no fault of the Receiving Party or its employees; or

(b)	is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

(c)	was rightfully in the possession of the Receiving Party prior to its disclosure by the Disclosing Party as evidenced by written records of the Receiving Party; or

(d)	is independently developed by employees or consultants of the Receiving Party without use of Confidential Information of the Disclosing Party as evidenced by written records of the Receiving Party.

16.3	Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent it is required to be disclosed to a governmental agency in connection with seeking any governmental or regulatory registration, approval or license, or pursuant to the lawful requirement or request of a governmental agency, provided that reasonable measures are taken to request confidential treatment thereof to the extent and for the time allowed and to guard against further disclosure, and further provided, that reasonable written notice is provided to the Disclosing Party, to enable the Disclosing Party, to seek protection of the confidentiality of such Confidential Information, with which the Receiving Party will assist in any reasonable way.

16.4	Upon termination or expiration of this Agreement, the Receiving Party shall cease all use of the Confidential Information of the Disclosing Party (except as otherwise provided in this Agreement) and, upon request, promptly return within [***] days all such Confidential Information, including any copies thereof, or at the request of the disclosing Party, shall promptly destroy the same and certify such destruction to the Disclosing Party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

16.5	Confidential Information also includes the existence of this Agreement and its terms.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.	Non-Assignability

This Agreement and the rights and obligations of the Parties under this Agreement are assignable or transferable only with the prior written consent of the other Party such consent not to be unreasonably withheld or delayed; provided, however, that either Party may assign the rights and obligations to an Affiliate, and further provided that either Party may assign this Agreement to any party that acquires all or substantially all of such Party’s assets and operations, whether by merger, sale of assets, or otherwise. Any assignments or transfers in violation of this Section 17 shall be void. This Agreement shall be binding on any successors or assignees authorized by this Section 17.

18.	Severability

In the event that any provision (or portion thereof) of this Agreement conflicts with Applicable Law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, then (i) such provision (or portion thereof as applicable) will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect

19.	Waiver

No waiver of any provision of this Agreement or any right or obligation of a Party shall be effective unless in writing and signed by the Parties. The failure of either Party to enforce a right shall not constitute a waiver.

20.	Entire Agreement and Notification

20.1	The terms and conditions herein contained constitute the entire Agreement between the Parties with respect to the subject matter hereof.

20.2	No modification or amendment of this Agreement shall be binding upon either Party hereto unless in writing and signed by duly authorized officers of the Parties. Appendix I, Appendix II, Appendix III and Appendix IV of this Agreement form an integral part of this Agreement.

21.	Governing Law; Dispute Resolution

21.1	Governing Law. This Agreement shall be deemed to have been executed and entered into in the State of California, and this Agreement, and its formation, operation and performance, shall be governed, construed, performed, and enforced in accordance with the substantive laws of the State of California, without regard to its conflict of laws provisions.

21.2	Arbitration. Any controversy or claim between the Parties including but not limited to those arising out of or relating to this Agreement, including any claims based on or arising from an alleged tort, shall, if they cannot be settled in a reasonable timeframe by direct negotiation between the Parties, be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified below. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceedings hereunder:

(a)	Any arbitration under this Section 21.2 shall be conducted by a panel of three arbitrators, with each Party selecting one arbitrator and the selected arbitrators selecting the third arbitrator, provided that the arbitrators appointed have at least ten (10) years arbitration experience in the pharmaceutical industry; provided however if the Parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator.

(b)	The award rendered shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction. The Parties agree that they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators.

(c)	No dispute under this Agreement shall be referred to arbitration under this Section 21.2 until such dispute has been presented to the respective presidents or senior executives of PharmaForm and Corcept for their consideration and resolution.

(d)	Notwithstanding any provision of this Agreement, any and all disputes, controversies or claims relating to intellectual property rights shall be subject to the exclusive venue and jurisdiction of the state and federal courts of competent jurisdiction as set forth in Section 21.1. The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies and claims.

(e)	Unless otherwise mutually agreed in writing by the Parties, the venue of the arbitration shall be San Francisco, if initiated by PharmaForm or San Diego, if initiated by Corcept.

22.	Insurance

Effective throughout the term of this Agreement, the Parties shall each carry and maintain in full force and effect, insurance insuring themselves for commercial general liability, including product liability. Such insurance policy from an insurance company, each Party shall include the other as an additional insured thereon; such insurance policies shall be obtained from an insurance company having a Best’s rating of B+, Class IV or higher. Commercial General Liability insurance, Umbrella Liability or adequate reserves providing coverage for liability of not less than [***], Combined Single Limit and Products and Completed operations Liability Insurance of [***] aggregate, Bodily Injury and Property Damages shall be secured as of the date of the first commercial shipment of the Product. Upon written request, each Party shall furnish the other with certificates of said Commercial General Liability and Product Liability insurance policy. The indemnification obligations herein shall apply on a first dollar basis without limitation or reduction due to any deductible or self-insured retention which either Party may have under their respective insurance coverage. All insurance policies which are written on a claims made basis shall include an extended reporting period provision of not less than three (3) years from the end of such policy period.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.	Representations

23.1	PharmaForm’s Representations. PharmaForm, represents and warrants that:

(a)	As of the Effective Date, the Facility is in compliance with Applicable Laws, and is not subject to a 483 citation;

(b)	PharmaForm will perform the manufacturing and processing of Product in conformance with the Applicable Laws, the Quality Assurance Agreement and the Specifications, and in accordance with the terms and conditions of this Agreement;

(c)	all Product delivered hereunder shall, at the time of shipment, conform to the Applicable Laws, the Quality Assurance Agreement and the Specifications, and in accordance with the terms and conditions of this Agreement;

(d)	it has all necessary authority and all right, title and interest in and to any technology that is required by PharmaForm to perform its obligations set forth under this Agreement;

(e)	neither PharmaForm, its Affiliates or members of their respective staffs, nor, to the best of PharmaForm’s knowledge, any of their vendors, suppliers, or subcontractors or any members of each of their respective staffs, are or shall be, at the time of performance of any manufacturing service hereunder, (i) disqualified or debarred by any Regulatory Authorities or any other governmental authority for any purpose pursuant to Applicable Law; or (ii) charged with or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under any Applicable Law; and

(f)	the Facility will remain in compliance with Applicable Laws during the term of this Agreement.

23.2	Corcept Representations. Corcept, based on its reasonable knowledge, represents that:

(a)	Corcept is in compliance with all Applicable Laws related to the development, design, marketing and sale of the Product.

(b)	the manufacture of Product by PharmaForm in accordance with this Agreement will not infringe upon the intellectual property rights of any third party.

23.3	PharmaForm’s Covenants.

(a)	PharmaForm will maintain all required registrations or licenses with applicable Regulatory Authorities, such as but not limited to, the FDA, and any other Federal, state or local agencies so that PharmaForm can perform its obligations as set forth in this Agreement and PharmaForm will promptly, within [***] business days, notify Corcept if any such registrations or licenses lapse or when it determines that it is not in compliance with the requirements for maintaining such registrations or licenses;

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	PharmaForm will comply with all Applicable Laws, in its performance under this Agreement; and

(c)	PharmaForm will operate in accordance with the Quality Assurance Agreement and will be responsible for all items designated as its responsibility on the Quality Assurance Agreement.

23.4	Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants that, as of the Effective Date, it;

(a)	is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of the organization;

(b)	is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required;

(c)	has the corporate power and authority to negotiate, execute, deliver and perform its obligations under this Agreement;

(d)	has no obligations or commitments to third parties inconsistent or in conflict with this Agreement, and during the term of this Agreement with not enter into any obligations or commitments to third parties inconsistent with or in conflict with this Agreement; and

(e)	has secured all consents and authorizations necessary to enter into this Agreement and proceed with the undertakings required herein and the execution, delivery and performance of this Agreement have been duly and validly authorized.

23.5	Exclusion of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMAFORM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND NO PARTY WARRANTS THAT THE OTHER PARTY WILL RECEIVE ANY PARTICULAR AMOUNT, OR ANY, REVENUES OR PROFITS AS A RESULT OF ENTERING INTO THE BUSINESS ARRANGEMENTS DESCRIBED IN THIS AGREEMENT.

24.	Notices

Any notices, reports, consents or requests required or permitted under this Agreement shall be in writing and deemed to have been given (i) when actually received; (ii) when delivered personally, (iii) when sent by confirmed facsimile, (iv) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (v) five (5) business days after deposit with an internationally recognized commercial overnight courier specifying next day delivery (if available, or two (2) day delivery otherwise) with written verification of receipt. All communications shall be sent to the addresses set forth below:

If to PharmaForm:

PharmaForm, LLC

11501 Domain Drive, Suite 130

Austin, TX 78758

Attention: Rudy J. Emmelot

Telephone: (512) 834-0449

Fax: (512) 339-3050

If to Corcept:

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

Attention: Robert L. Roe

Telephone: (650) 327-3270

Fax: (650) 327-3218

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORCEPT THERAPEUTICS INCORPORATED		PHARMAFORM, LLC
149 Commonwealth Drive Menlo Park, CA 94025		11501 Domain Drive, Suite 130 Austin, TX 78757

By:	/s/ Robert L. Roe	By:	/s/ Rudy J. Emmelot

Robert L. Roe		Rudy J. Emmelot
(Print Name)		(Print Name)

President		President and CEO
(Title)		(Title)

22 March 2012		March 21, 2012
(Date)		(Date)

Appendix I:	Quality Specification

Appendix II:	Prices/Quantities

Appendix III:	Stability Testing

Appendix IV:	Corcept Starting Materials

Appendix V:	Quality Assurance Agreement

Appendix I: Korlym™ (Mifepristone) Tablets, 300 mg Specification

No.	Attribute	Specification		Method

1	Appearance	[***]		[***]

2	Identification (HPLC)	[***]		[***]

3	Assay (HPLC)	[***]		[***]

4	Uniformity of Dosage Units (Weight Variation)	[***]		[***]

5	Dissolution	[***]		[***]

6	Impurities	[***]	[***]	[***] [***]
		[***]	[***]

7	Water Determination	[***]		[***]

8	Microbial Limits	[***] [***] [***] [***]	[***] [***] [***] [***]	[***]

[1]	Use [***] to obtain assay value required in [***]

Reference: Drug Product Specification [***]

Appendix II: Prices / Quantities

Price per batch:

$[***]

Appendix III: Stability Testing

Stability Testing Costs

$[***] per time point, per condition, per pull, per lot for first sample

$[***] per time point, per condition, per pull, per lot for first sample

$[***] per time point, per condition, per pull, per lot for additional samples analyzed at the same time

$[***] per time point, per condition, per pull, per lot for additional samples analyzed at the same time

Stability Testing attributes as per Specifications

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix IV: Corcept Starting Materials

Material Name	Pharmaform Material Code	Amount (g) for [***] Tablet Batch	Material Ownership:
Purified Water, USP	[***]	[***]	[***]
Sodium Lauryl Sulfate, NF (Texapon K12 PH)	[***]	[***]	[***]
Micronized Mifepristone (C-1073)	[***]	[***]	[***]
Sodium Starch Glycolate, NF (Glycolys LV)	[***]	[***]	[***]
Hydroxypropyl Cellulose, NF (Klucel EXF Pharm)	[***]	[***]	[***]
Silicified Microcrystalline Cellulose, NF (Prosolv HD 90)	[***]	[***]	[***]
Sodium Starch Glycolate, NF (Glycolys LV)	[***]	[***]	[***]
Magnesium Stearate, NF	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Curtec Keg (Bulk Package)	[***]	[***]	[***]

[1]

PharmaForm will source this material and will supply this material in the quantity required for manufacture of Product. These materials are “PharmaForm Starting Materials” as defined in Paragraph 4.3 of the Agreement. PharmaForm is responsible for purchasing and testing these materials at its own cost.

[2]

PharmaForm will periodically purchase materials indicated to be supplied by PharmaForm based on the Corcept supplied forecast, and minimum ordering quantities. Corcept will reimburse PharmaForm for the cost of these materials plus [***]. Corcept will pay PharmaForm [***] for the release testing, as per the Specifications, for each lot of material. These materials are “Corcept Owned Materials.

[3]

Corcept will provide this material directly to PharmaForm. Corcept will pay PharmaForm [***] for release testing, as per the Specifications, for the first lot and [***]/lot for each additional lot tested at the same time.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix V: Quality Assurance Agreement

Quality Agreement Between PharmaForm, Inc 11501 Domain Drive, Suite 130 Austin, TX 78758 USA & Corcept Therapeutics, Inc. 149 Commonwealth Drive Menlo Park, CA 94025
APPROVALS

Corcept Therapeutics		PharmaForm Inc

/s/ Robert Roe	3/21/12
Robert Roe	Date		Date

President

/s/ Barbara Laidlaw	3/21/12	/s/ Kelly Finn	3/26/12
Barbara Laidlaw	Date	Kelly Finn	Date

Manufacturing		Manufacturing

/s/ Carl Wilson	3/21/12	/s/ Monica Gorbet	3/26/12
Carl Wilson	Date	Monica Gorbet	Date

Quality Assurance		Quality Assurance

Corcept Therapeutics

Quality Agreement

Confidential

TABLE OF CONTENTS

1.	Purpose	23

2.	Scope	23

3.	Confidentiality	23

4.	Effective Period of the Quality Agreement	23

5.	Definitions	23

6.	Communications	26

7.	Regulatory Requirements	26

8.	Quality Requirements	27

Appendix 1. Corcept and PharmaForm Contacts		30

Appendix 2. Quality Responsibilities for Corcept and PharmaForm		31

Corcept Therapeutics

Quality Agreement

Confidential

25.	Purpose

The purpose of this Quality Agreement is to define the requirements and responsibilities of Corcept Therapeutics, Inc. (Corcept), 149 Commonwealth Drive, Menlo Park, CA, 94025 and PharmaForm, Inc. (PharmaForm), 11501 Domain Drive, Suite 130, Austin, TX 78758 to ensure that products are manufactured, packaged, tested, labeled, stored, handled and released in a timely, consistent and uniform manner and in compliance with current Good Manufacturing Practices (cGMP)

The Quality Agreement is intended to ensure that activities are performed in accordance with state and/or local laws, directives, regulations and guidelines, as may be applicable to the specific project. Requirements may include those defined by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), U.S. Food and Drug Administration (FDA) cGMPs (21CFR Parts 210 and 211) and other international regulatory requirements.

26.	Scope

This Quality Agreement covers all quality and regulatory related activities that are associated with the manufacturing, packaging, labeling, holding, and testing of drug substance (API) and drug products manufactured by PharmaForm on behalf of Corcept and is effective once endorsed by both parties.

The Quality Agreement applies to goods and services obtained under contract by Corcept Therapeutics and is valid in conjunction with the Delivery Agreement. If there is a conflict between the Delivery Agreement and the Quality Agreement the terms of the Delivery Agreement will apply.

27.	Confidentiality

The information contained in this document is confidential and subject to the terms and conditions of the Confidential Disclosure Agreement (CDA) in place between PharmaForm and Corcept.

28.	Effective Period of the Quality Agreement

This Quality Agreement between Corcept and PharmaForm shall commence on the effective date of the Quality Agreement and remain in effect until PharmaForm and Corcept terminate the Quality Agreement or it is superseded by a revised Quality Agreement executed by both parties. This Quality Agreement should be reviewed at least every two years to ensure that it reflects the current regulatory climate and industry practices or if changes are made to the Delivery Agreement.

29.	Definitions

Active Pharmaceutical Ingredient (API):	Any substance intended to be used in the manufacture of a drug product and that, when used in the production of a drug, becomes an active ingredient of the drug product. Such substances are intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure and function of the body. Also referred to as drug substance.

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Confidential

Audit:	A planned, independent, documented, objective assessment per written procedures to verify that systems and/or processes have been developed, and are currently being followed to achieve quality system objectives and/or regulatory requirements.

Batch Record/Batch History:	All documentation associated with the manufacturing, testing, and release of a batch of API or drug product. The batch record gives specific instructions on the procedures, calculations, criteria, sampling, storage conditions and testing performed on a product and includes a listing of personnel participating in the production and the equipment and raw materials used during the process. The original, approved batch record that serves as the template to be completed for each production run is referred to as the Master Batch Record.

Bulk Drug Product:	Product that is held in bulk prior to being packaged.

Certificate of Analysis (COA):	A document detailing test procedures, specifications and results and signed by an appropriate second party to assure results are accurate and complete.

Deviation:	A departure from an approved instruction or established standard. A deviation may be planned to allow a change within cGMP procedures if it does not impact product strength, identity, safety, purity or quality. An unplanned deviation is a departure from cGMP practices which has the potential to impact product strength, identity, safety, purity, quality or usability.

Deviation, Major:	An occurrence that is a significant departure from documented procedures or specifications that could adversely impact the product quality and may require good scientific review or medical judgment to resolve. Examples include, but are not limited to, charging of incorrect materials, equipment malfunctions during critical operations, or failures during AQL inspections.

Disposition:	The determination of the appropriate status of a product following review of the batch history and may include release or approval for further manufacturing or for human use, rejection, quarantine, destruction, or hold.

Drug Product:	A finished dosage form (e.g., tablet) that contains an active ingredient generally, but not necessarily, in association with inactive ingredients.

Finished Drug Product:	A product that has been packaged and labeled in its respective packaging configuration.

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Confidential

Good Manufacturing Practices/Current Good Manufacturing Practices (GMPs/cGMP):	Regulations that set forth the minimum current good manufacturing practice for methods to be used in and the facilities or controls to be used for the manufacture, processing, packing, or holding of a drug to assure that the drug meets the requirements of the act as to safety, and has the identity and strength to meet the quality and purity characteristics that it purports or is represented to possess. Applicable regulations may include the Code of Federal Regulations (CFR), Title 21, Parts 210 and 211, International Conference on Harmonisation (ICH) Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7, and EudraLex EU Guidelines to Good Manufacturing Practice, Medicinal Products for Human and Veterinary Use, Parts I-III and Annexes.

International Conference on Harmonization (ICH):	An internationally recognized process under which global pharmaceutical guidances are published and accepted by regulatory agencies, industry and professional trade organizations on a global basis.

In-Process Material:	Any form of a product that has been processed but does not meet the definition of either finished or bulk drug product. Examples may include powder blend and packaged tablets that have not been labeled.

Key Contacts:	Persons at PharmaForm and Corcept assigned to assure proper communication and follow-up in a timely manner within both parties’ organizations. Names, titles and full contact information for Key Contacts should be appended to this Agreement and be kept up-to-date during the course of the project.

Delivery Agreement	A legal contract between Corcept Therapeutics and a supplier of goods and services. The contract describes, but is not limited to, the product(s) and/or services being purchased for clinical or commercial use and the general obligations of each party for maintaining time line, costs, and payment schedules.

Out-of-Specification (OOS) Result:	Any testing result (in-process, release, or stability) that does not meet specification and for which there was no obvious laboratory error responsible for the result.

Retain Sample:	A sample that will be collected per 21CFR Part 211.170, that is (1) representative of the batch or given operation, (2) to be retained in case of an investigation into the batch, and (3) retained for a period of time as specified in 21 CFR Part 211.170. The actual quantities will be defined via a sampling plan, but typically are a minimum of twice the amount required to perform complete release testing. Sometimes described as a Reserve Sample.

Corcept Therapeutics

Quality Agreement

Confidential

Specifications:	Quality standards used to confirm the quality of drug substances, drug products, intermediates, raw materials, reagents, components, in-process materials, container closure systems, and other materials used in the production of a drug substance or drug product.

Suspect Result:	Any testing result that meets a specification but appears to be out-of-trend or considered abnormal when compared to historical data.

30.	Communications

Key contacts will be assigned by both parties to assure proper communication and follow-up in a timely manner. Key contacts shall have access to project managers and technical staff and, upon reasonable notice and as required, facilitate resolution of any issues.

Representatives from both Corcept and PharmaForm Quality Assurance departments will be involved in decision-making and resolution of quality issues. All resolutions and action items will be documented in writing.

PharmaForm will not use in the performance of services for Corcept, presently or in the future, the services of any person debarred or subject to debarment under 21 U.S.C. § 335(a). PharmaForm will immediately notify Corcept in writing if any person who is performing services under contract is or becomes debarred or if there are legal or administrative actions pending that would preclude PharmaForm from performing its obligations under this Agreement.

A list of contacts for both Corcept and PharmaForm is included in Attachment 1.

31. Regulatory Requirements

PharmaForm must comply with federal, state, and local ordinances regarding hazardous waste and environmental effects as a result of manufacturing activities and maintain appropriate establishment registrations and certifications necessary to manufacture the products.

Corcept will have all regulatory responsibilities for the product including submitting or updating the CMC section of appropriate regulatory submissions. PharmaForm will provide all necessary documentation to Corcept for such submissions. Corcept will notify PharmaForm in writing of any changes in the regulatory filing status of the Drug Product, and of any changes in the intended use of the Drug Product or a change in its classification.

Corcept is responsible for submitting the NDA Annual Report as well as all other pre- or post-approval amendments and/or supplements to active US and non-US regulatory filings. As requested, PharmaForm will be responsible for providing Corcept with the annual update information 30 calendar days prior to the anniversary date of the NDA or another anniversary date stipulated by Corcept. The cutoff date for reporting of data will be 60 calendar days prior to the anniversary date.

Regulatory authority inquiries to PharmaForm regarding Corcept products will be forwarded to Corcept. Discussions with regulatory authorities regarding Corcept product shall be conducted only with appropriate Corcept representation.

Corcept Therapeutics

Quality Agreement

Confidential

Corcept will work jointly with PharmaForm in preparation for any regulatory inspection that affects Corcept. PharmaForm is responsible for hosting any inspection and Corcept will have personnel on site at PharmaForm during an inspection to serve in a supporting role. Corcept personnel will include one person each from manufacturing, quality, and regulatory, with the possibility for one additional person to be determined at Corcept’s discretion (for a maximum total of four people); PharmaForm may request additional personnel beyond the maximum total. PharmaForm will notify Corcept, to the extent possible in advance, of any proposed inspection. Corcept will similarly notify PharmaForm of any proposed inspection.

PharmaForm will notify Corcept within [***] business days of an advance notice by any Regulatory Authority of their intent to visit the facility. If PharmaForm is not provided any advance notice, such notification will be within one business day of the arrival of inspectors. For routine inspections Corcept personnel will not participate in the audit, but will be available for updates, consultation, and advice on product specific issues.

Any commitment to a regulatory agency that directly impacts Corcept’s application will be discussed and agreed upon with Corcept before being provided to the agency. PharmaForm will retain a duplicate sample of any item sampled by any regulatory agency.

Corcept will review and comment on any part of an official PharmaForm response that specifically addresses a Corcept product and will be provided with a complete redacted copy of any official documentation as provided by the regulatory agency conducting the audit. PharmaForm’s redacted formal response will also be provided to Corcept.

PharmaForm will notify Corcept as soon as reasonably possible of any event that incites a field alert per 21CFR 314.81, and the District Office within 3 working days of a confirmed event.

32. Quality Requirements

A table summarizing the Corcept and PharmaForm responsibilities for Quality is included in Appendix 2.

Record Retention: PharmaForm will retain all original records (e.g., Batch Records, testing raw data) per 21 CFR part 211.180 and notify Corcept at least [***] days prior to any impending end to a record retention period. At the end of the record retention period, the original record will be provided to Corcept unless otherwise instructed, in writing, by Corcept. PharmaForm will provide copies of executed Batch Records and product testing records to Corcept.

Change Control: For documents originating at PharmaForm, requiring both PharmaForm and Corcept approvals, PharmaForm will review, approve and route to Corcept for review and approval. For documents originating at Corcept, Corcept will review, approve and route to PharmaForm. Corcept QA is responsible for notifying Corcept Regulatory Affairs department of any change that may be applicable to regulatory filings. Generally, Corcept must approve of any change that could affect the quality of Corcept’s product. Approvals for specific items under change control are delineated in Appendix 2. All change proposals must be accompanied by a written supportive rationale and justification.

Specifications and Test Methods: Corcept is responsible for establishing product specifications. PharmaForm may recommend or review any proposed specification change but will not change any specification without the prior written approval of Corcept. Corcept will work with PharmaForm to establish required non-compendial test methods. Non-compendial test methods will be validated and include appropriate test elements and acceptance criteria described in a validation protocol to demonstrate acceptable method performance within PharmaForm testing laboratories. PharmaForm may recommend changes to validated methods but will not change any method without the prior written approval of Corcept and the completion of any required validation activities.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corcept Therapeutics

Quality Agreement

Confidential

Raw Materials: PharmaForm supplied raw materials must be certified to comply with current Transmissible Spongioform Encephalopathy (TSE) guidelines.

Product Disposition: Corcept will perform the final disposition on the Product. The decision will be based on independent review of the completed batch records (copies provided by PharmaForm), the PharmaForm Certificate of Analysis (COA), and any additional related documentation (e.g., deviations, investigations). In addition, the following will apply:

1.	All discrepancies will be resolved by both parties prior to either party dispositioning a material.

2.	PharmaForm will provide Corcept with written documentation for each lot of Product stating that the associated batch records, testing data and test results have been reviewed according to PharmaForm procedures and that the product has been produced according to GMP and list any deviations associated with the Product lot.

3.	In cases of dispute, either party may request the review and recommendation of an independent third party. In such cases, Corcept QA will consider the recommendation; however, Corcept QA will make the final disposition decision.

Retain Samples: PharmaForm will obtain and maintain official commercial Retain Samples for Corcept according to an approved sampling plan. Under this responsibility, Corcept will retain samples of each lot of the following materials:

Material Type	PharmaForm Retain

Active Pharmaceutical Ingredient (API)	Optional or Yes depending on whether retain is held at API site

Bulk Drug Product	Yes

Finished Drug Product	No

Labels	No

Excipients	Yes

Components	Yes

Vendor Qualification and Materials: Corcept is responsible for qualifying the supplier of the API and any contract testing laboratories that conduct testing under Corcept direction. Corcept will supply PharmaForm with a list of vendors qualified by Corcept. PharmaForm is responsible for qualifying (or providing equivalent to qualification) of all other suppliers or vendors, as applicable, according to PharmaForm’s vendor qualification procedures.

Validation Activities: PharmaForm is responsible for drafting process, analytical methods, and packaging validation protocols and reports, as required, according to PharmaForm procedures. Corcept and

Corcept Therapeutics

Quality Agreement

Confidential

PharmaForm are both responsible for reviewing and approving such protocols. These responsibilities also apply to any supportive studies that would be performed under specific protocols (e.g., experimental batch protocols, recovery study protocols).

Product Investigations: PharmaForm is responsible for conducting investigations concerning Product quality issues that may arise from manufacturing deviations (pre-disposition) or from Product complaints (post-disposition). Corcept may assist during an investigation. Corcept Quality unit must approve the final investigation conclusion.

Product Complaints: Corcept, or its designee, is responsible for receipt and processing of Product complaints. PharmaForm is responsible for conducting investigations related to Product complaints as described above.

Material Storage: PharmaForm is responsible for storing all materials (e.g., API, excipients, components) according to their required storage conditions and for storing the drug product (bulk and finished) according to the required storage conditions and status. PharmaForm is responsible for storing the manufactured drug product until shipment to a Corcept packager.

Stability: PharmaForm may be responsible, as agreed upon, for drafting, reviewing and approving stability protocols for Corcept product. PharmaForm is also responsible for obtaining samples, storage of samples under the appropriate conditions, sample pulls, testing, reporting results, and for raw data retention. Corcept is responsible for reviewing and approving all protocols, sampling plans, and test results. Corcept is also responsible for the preparation of interim or final stability reports. PharmaForm will notify Corcept within [***] if any stability test result is confirmed to be out of specification.

Man-in-the-Plant: Corcept reserves the right to have Corcept personnel or a representative of Corcept on site during manufacturing of drug product (either QA or manufacturing, or both). Corcept personnel will act as observers or be available for consultation. PharmaForm will ultimately be responsible for production execution, documentation, and decisions made during manufacturing, except where such responsibilities are delineated in this agreement. If Corcept personnel observe any activity that could compromise product quality or is counter to cGMP, Corcept QA will contact PharmaForm QA with the observation. Corcept personnel will not sign any manufacturing document unless the document specifies a client signature or if directed by PharmaForm and Corcept QA.

Product Recalls: Corcept is responsible for initiating a product recall. PharmaForm may be responsible to assist in quarantining any inventory at PharmaForm.

Annual Audits: Corcept will perform once per calendar year an annual audit as a part of vendor qualification. The annual audit will be arranged at a minimum of two weeks prior to the audit due date. Corcept QA will lead the audit. Corcept may perform additional audits as mutually agreed solely to the extent necessary to address specific quality problems with the Drug Product.

Reprocessing/Reworking: PharmaForm must obtain written approval from Corcept prior to reprocessing any product.

Shipping Under Quarantine: Prior to shipment of any product under quarantine (e.g., prior to the completion of release testing), Corcept must provide written authorization to PharmaForm ensuring that the product will not enter the marketplace until release is completed.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corcept Therapeutics

Quality Agreement

Confidential

Appendix 1. Corcept and PharmaForm Contacts

Functional Area	Corcept	PharmaForm
Main	(650) 327-3270	(512) 834-0449
Facsimile (FAX)	(650) 327-3218	(512) 339-3050
Mailing Address	149 Commonwealth Drive Menlo Park, CA 94025	11501 Domain Drive Suite 130 Austin, TX 78758

Business Development	###### ### ######### (###) ###-#### ####@#######.###	###### ########### ###-###-#### ############@##########.###
Manufacturing	####### ####### (###) ###-#### ########@#######.###	##### #### (###) ###-#### #####@##########.###
Quality Assurance	#### ###### (###) ###-#### #######@########.###	###### ###### (###) ###-#### ########@##########.###
Regulatory Affairs	###### ###### (###) ###-#### ############@#########.###	N/A

Corcept Therapeutics

Quality Agreement

Confidential

Appendix 2. Quality Responsibilities for Corcept and PharmaForm

Description of Task	Corcept	PharmaForm	Comments

Product Disposition Final Release (Corcept)	X X	X	Corcept QA is responsible for final disposition and release. PharmaForm will disposition according to PharmaForm procedures. Corcept will notify PharmaForm, in writing, of the final disposition and release.

Product Complaint Investigations Product Related Adverse Event Investigations	X X	X X	Corcept is responsible for handling product complaints and adverse events. Investigations may include PharmaForm.

Product Specifications			PharmaForm to review and comment on any proposed change to a specification. PharmaForm may propose changes or propose other limits. No change may be made without the written agreement of Corcept and PharmaForm.
• Establishing	X	X
• Changes	X	X
• Action Limits	X	X

Test Methods			Test methods may be originated and validated at PharmaForm or transferred from Corcept (or Corcept contracted laboratory). Transferred methods will be validated to the extent required to demonstrate performance by PharmaForm. Changes and revalidation will be executed by the same procedure.
• Validation • Changes	X X	X X

Corcept Therapeutics

Quality Agreement

Confidential

Description of Task	Corcept	PharmaForm	Comments

Starting/Raw Materials Vendor Qualification			Corcept will qualify API Vendor. PharmaForm is responsible for all other vendor qualifications. Corcept must approve all vendors selected and any vendor changes.
• API	X
• All other components	X	X

Manufacturing			PharmaForm to provide any proposal and supporting justification for process changes to Corcept. Corcept to notify FDA. Copies of relevant FDA communications will be provided to PharmaForm by Corcept.
• Master Batch Sheet Review and Approval	X	X
• Processing
• Executed Record Review		X
• Process Changes Review and Approval	X	X
• FDA Notification	X	X
• Process Validation Protocols/Reports Review and Approval	X
• Cleaning Validation (Product Specific)	X	X
• General Cleaning Validation
X
X

Process Related Variances or Deviations			PharmaForm QA will notify Corcept QA of a Major Deviation or variance within [***]. All deviations or variances will be approved by both Corcept and PharmaForm as part of batch record review.
• Deviation Review and Approval
• Investigations	X	X
X

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corcept Therapeutics

Quality Agreement

Confidential

Description of Task	Corcept	PharmaForm	Comments

Product Release Testing			PharmaForm is responsible for any in-process and release testing. PharmaForm will generate an approved COA and Corcept will review the COA as part of batch record review. PharmaForm will notify Corcept QA within one business day of a confirmed OOS result.
• Release Testing		X
• COA		X
• Release Testing Data and COA Review	X	X
• OOS Investigation
• OOS Investigation Review	X	X X

Product Recalls	X	X	Corcept is responsible for determining when to execute any product recall. Corcept will notify PharmaForm when a recall is being considered. If required, PharmaForm will support a recall effort.

Stability Testing			Corcept is responsible for expiration dating and establishing stability specifications. PharmaForm will supply stability data to Corcept as required. PharmaForm to notify Corcept within 1 business day of observing any confirmed suspect result.
• Protocols	X	X
• Sample Storage		X
• Testing		X
• Data and Report Review	X	X
• Expiration Dating	X

Corcept Therapeutics

Quality Agreement

Confidential

Description of Task	Corcept	PharmaForm	Comments

Product Storage

PharmaForm may be requested to store quantities of API that exceed immediate manufacturing needs. PharmaForm will store bulk drug product on a short-term or interim basis until shipment to a packager.

Note: Only Corcept released product will be shipped from PharmaForm

• In-Process		X
• Final Product		X
• Distribution/Repository	X

Annual Product Reviews (APR)	X	X	Corcept is responsible for assembling a Corcept APR based upon Corcept procedures. PharmaForm is responsible for preparing an APR according to PharmaForm procedures. PharmaForm will provide any data requested by Corcept for completion of the APR. PharmaForm and Corcept will conduct a final review together of Corcept APR sections that affect the PharmaForm operations.